Exhibit 99.1

NEWS RELEASE	FOR IMMEDIATE RELEASE

Contacts at the Company:

Aegis Communication Group, Inc	Herman M. Schwarz - President & CEO	(678) 443-6511

Aegis Communications Group, Inc. Announces Stockholder Lawsuits

IRVING, TEXAS — July 29, 2003 — Two Aegis Communications Group, Inc. public stockholders have filed complaints in the District Court of Dallas County, Texas against Aegis Communications Group and specified individual members of its Board of Directors.  The complaints allege, among other things, that the proposed acquisition of Aegis by AllServe Systems is unfair to the public stockholders of Aegis and that the defendants breached their fiduciary duties to the Aegis public stockholders in connection with the proposed acquisition.  The plaintiffs are seeking a class action in each complaint.  Herman M. Schwarz, Chief Executive Officer of Aegis, stated “the proposed acquisition of Aegis by AllServe is the best proposal we can obtain for our stakeholders, including our stockholders, creditors and employees.  We believe these lawsuits are without merit, and we intend to vigorously defend them.  We continue to expect to close this transaction during the third quarter ending September 30, 2003.”  On July 14, 2003, Aegis and AllServe announced the signing of a definitive agreement by which AllServe will acquire Aegis by merging a wholly owned subsidiary of AllServe into Aegis for approximately $22.75 million plus the assumption of all trade liabilities.

Aegis Profile

Aegis Communications Group, Inc. (Aegis) is a marketing services company that shows companies how to make customer care and acquisition more profitable. Aegis’ services are provided to a blue chip, multinational client portfolio through a network of client service centers employing approximately 4,300 people and utilizing over 5,100 production workstations. Further information regarding Aegis and its services can be found on its website at www.aegiscomgroup.com.

The following is a “safe harbor” statement under the Private Securities Litigation Reform Act of 1995: Statements contained in this document that are not based on historical facts are “forward-looking statements”.  Terms such as “anticipates”, “believes”, “estimates”, “expects”, “plans”, “predicts”, “may”, “should”, “will”, the negative thereof and similar expressions are intended to identify forward-looking statements.  Such statements are by nature subject to uncertainties and risks, including but not limited to: the Company’s reliance on certain major clients; unanticipated losses of or delays in implementation of client programs; higher than anticipated implementation costs associated with new client programs; the successful combination of revenue growth with operating expense reduction to result in improved profitability and cash flow; government regulation and tax policy; economic conditions; competition and pricing; dependence on the Company’s labor force; reliance on technology; telephone and internet service dependence; the ability, means, and financial markets willingness to finance our operations; and other operational, financial or legal risks or uncertainties detailed in the Company’s SEC filings from time to time.  Should one or more of these uncertainties or risks materialize, actual results may differ materially from those described in the forward-looking statements. The Company does not intend to update any of those forward-looking statements.